Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ingredion Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-43525, 333-71573, 333-75844, 333-33100, 333-105660, 333-113746, 333-129498, 333-143516, 333-160612, 333-171310, and 333-208668) on Form S-8 and to the incorporation by reference in the registration statement (No. 333-213597) on Form S-3 of Ingredion Incorporated of our report dated February 21, 2018, with respect to the consolidated balance sheets of Ingredion Incorporated as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of Ingredion Incorporated.

Our report dated February 21, 2018 on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of Ingredion Incorporated’s consolidated subsidiaries except for the business acquired by Ingredion Incorporated during 2017 of Sun Flour Industry Co., LTD associated with total assets of $20 million and total net sales of less than $1 million included in the consolidated financial statements of Ingredion Incorporated as of and for the year ended December 31, 2017.  Our audit of internal control over financial reporting of Ingredion Incorporated as of December 31, 2017 also excluded an evaluation of internal control over financial reporting of Sun Flour Industry Co., LTD.

/s/ KPMG LLP

Chicago, Illinois
February 21, 2018